CONSULTING AGREEMENT

          AGREEMENT made as of the 20th day of June, 2007, by and between Cedar Shopping Centers, Inc., a Maryland corporation (the "Company"), and Thomas J. O'Keeffe (the "Consultant").

W I T N E S S E T H

          WHEREAS, the Consultant has been employed by the Company pursuant to an employment agreement dated November 1, 2003, as amended (the "Employment Agreement"); and

          WHEREAS, the Consultant has determined to voluntarily retire from the Company, to voluntarily terminate the employment relationship and to become a consultant to the Company; and

          WHEREAS, the Company desires to have the Consultant's expertise and services available to the Company following his retirement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties contained herein, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1.        Termination of Employment. Effective the date hereof, Consultant hereby resigns as an officer, director and/or employee of the Company and each of its subsidiaries. The Employment Agreement is hereby terminated, is of no further force and effect and neither party shall have any further rights or obligations thereunder, except that the provisions of Sections 4.3, 5.1, 5.2, 5.3, 5.4, 6.1, 6.2 and 6.3 of the Employment Agreement (including the definitions related thereto) shall remain in full force and effect, with the references in Sections 5.1, 5.2, 6.1 or 6.3 to the term of the agreement, term of employment or termination of employment being modified to relate to the term of the Consulting Period; provided, however, that notwithstanding the foregoing if during the Consulting Period the Consultant desires to engage in any other substantial paid employment or consulting activities, then such proposed activities shall be submitted to the Board of Directors of the Company (or a committee thereof) and such Board (or committee) in the exercise of its reasonable discretion will determine whether such activities will be permitted after considering (i) any potential conflicts of interest, (ii) whether such activities would be contrary to the best interests of the Company and/or (iii) whether such activities would be contrary to the intent of the amounts to be paid to the Consultant under this Agreement.

          2.        Term and Termination. Effective the date hereof, the Company hereby engages the Consultant, and the Consultant hereby accepts engagement by the Company, upon the terms and conditions hereinafter set forth for the period (the "Consulting Period") ending March 30, 2010 (the "Termination Date"). For purposes of vesting of restricted shares granted to the Consultant by the Company, this Agreement shall be deemed to be continued employment by the Consultant.

          3.        Services. During the Consulting Period, Consultant shall render such services to the Company, at such reasonable times, at such place, and for a reasonable duration, as from time to time shall be requested by the Chief Executive Officer or Chief Financial Officer of the Company and agreed to by the Consultant. The Consultant shall be available to the Company at least ten business days during each calendar quarter and available for telephone consultations upon reasonable notice during normal business hours. The Consultant agrees to undertake on the Company's behalf only those assignments directed by the Company and not to take any actions under this Agreement during the Consulting Period that would be outside the scope of his responsibility or harmful to the business and operations of the Company. In performing the services hereunder, the Consultant will use his best reasonable efforts to promote the business and interests of the Company and shall comply with the Company's policies and procedures.

          4.        Compensation. (a) In consideration for the services to be rendered by the Consultant pursuant hereto, the Company hereby agrees to pay the Consultant (i) for the period commencing July 1, 2007 and ending June 30, 2008, the amount of $25,000 per month and (ii) for the period commencing July 1, 2008 through the Termination Date the amount of $20,000 per month, each payable in equal bi-monthly amounts. In addition, the Consultant shall be entitled to receive his salary through June 30, 2007 and a bonus in the amount of $167,500 payable not later than when paid to members of senior management of the Company, but in no event later than February 15, 2008.

          (b)        If during the Consulting Period the Consultant is terminated by the Company or if the Consultant shall die or become disabled, the Company shall continue to make the payments pursuant to Section 4(a) and 4(d) hereof to Consultant or his estate or representatives. Upon such termination, all awards of restricted stock granted to the Consultant under any employee benefit plan that have not vested shall immediately vest.

          (c)        In addition to the compensation set forth in Section 4(a) hereof, the Company shall pay to the Consultant the amount of $1,500 for each day (or portion thereof) spent providing services pursuant to Section 3. There will be no additional compensation for telephone consultations provided pursuant to Section 3.

          (d)        Upon a Change in Control (as defined in the Employment Agreement) during the Consulting Period, the Company shall pay to the Consultant in lieu of any further payments pursuant to Section 4(a), within five days after the Change in Control a lump sum payment equal to 250% of the Consultant's annual salary and annual bonus for the year ended December 31, 2006 and any awards of restricted stock granted to the Consultant under any employee benefit plan that have not vested shall immediately vest; provided, however, that the payments shall not be made (and the payments under Section 4(a) shall continue) if no senior executive of the Company receives a change in control or equivalent payment pursuant to his employment agreement. Section 4.3 of the Employment Agreement shall be applicable with respect to any payments or benefits received by the Consultant pursuant to this Section 4(d).

          (e)        The Company shall reimburse the Consultant for all reasonable and necessary business expenses incurred by the Consultant on behalf of the Company in the course of Consultant's duties hereunder upon presentation by the Consultant of appropriate vouchers thereof, including expenses for travel, lodging and meals.

          5.        Acts of the Consultant. The obligations of the Consultant described in this Agreement consist solely of providing the services described herein. In no event shall the Consultant make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by the Consultant hereunder, shall be those of the Company or such affiliates.

          6.        Independent Contractors. The Company and the Consultant acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create and shall not be construed to create a relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any similar relationship between the Company and the Consultant.

          7.        Non-Disparagement. Each of the Consultant and the Company agrees not to make any statements which are false, defamatory or derogatory in any respect, either orally or in writing, about the other, the Company, the business of the Company or the Company's officers, directors or employees.

          8.        Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties as to the subject matter hereof and except as otherwise provided herein fully supersedes all prior agreements and understandings between the parties as to such subject matter. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by the party as to whom enforcement is sought.

          9.        Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, or transmitted by facsimile, or delivered by same-day or overnight courier service, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by notice:

To the Company:	Cedar Shopping Centers, Inc. 44 South Bayles Avenue Port Washington, NY 11050 Attn: President Fax No.: (516) 767-6497

To the Consultant:	Thomas J. O'Keeffe 22 Clamshell Cove Road P.O. Box 2030 Cotuit, MA 02635

provided, however, that any notice of change of address shall be effective only upon receipt. Any such notice shall be deemed to have been received on the date delivered to or received at the premises (as evidenced by the date noted on the return receipt, facsimile transmission receipt or courier receipt).

          10.        Successors and Assigns. This Agreement is personal in its nature to the Consultant and the Consultant shall not, without the consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder. The Company may freely transfer the Agreement to any person or entity then conducting the business of the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Consultant.

          11.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

          12.        Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

          13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have hereunder set their hands the day and year first above written.

Cedar Shopping Centers, Inc. By: /s/ Leo S. Ullman Name: Leo S. Ullman Title: Chairman, President, CEO /s/ Thomas J. O'Keeffe Thomas J. O'Keefe